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                     [HAYNES AND BOONE, LLP LETTERHEAD]



June 10, 1996


Integrated Security Systems, Inc.
8200 Springwood Drive
Suite 230
Irving, Texas  75063

Gentlemen:

We have acted as counsel to Integrated Security Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8, as it may be amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration of 370,680 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company which may be issued from time to time upon the exercise of options granted or which may be granted by the Company pursuant to the Integrated Security Systems, Inc. 1993 Stock Option Plan, as amended on December 30, 1994 (the "Plan"). We note that the Company's registration statement on Form S-8 (No. 33-75582) filed with the Commission on February 8, 1994, together with Amendment No. 1 thereto, related to the previous registration of 129,320 shares of the Common Stock which may be issued under the Plan.

In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plan and the issuance of the Shares or options pursuant to the Plan; (iii) certificates of certain officers and directors of the Company; (iv) the Plan and the forms of agreements pertaining thereto; and (v) such other documents as we have deemed necessary for the expression of the opinions contained herein.

As to various questions of fact material to the opinions expressed below, we have also relied in part and to the extent we deem reasonably appropriate upon representations made to us by officers and directors of the Company or its agents, without independent check or verification of their accuracy.

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Integrated Security Systems, Inc.
June 10, 1996
Page 2



In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that all stock option exercise prices will exceed $.01 per share (the par value of the Common Stock).

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 370,680 shares of Common Stock covered by the Registration Statement which may be issued from time to time upon the exercise of options granted or which may be granted under the Plan in accordance with actions duly taken by the Board of Directors and the Compensation and Stock Option Committee of the Company, have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plan and upon valid exercise of options validly granted pursuant to the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ HAYNES AND BOONE, L.L.P.
                                        HAYNES AND BOONE, L.L.P.